EXHIBIT 99.1

Tandy Brands Accessories, Inc.	Investor Relations:

J.S.B. Jenkins	Integrated Corporate Relations

President/Chief Executive Officer	Bill Zima (203) 682-8200

(817) 548-0090	Media Relations:

britt_jenkins@tandybrands.com	Monarch Communications, Inc.

Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES REPORTS FOURTH QUARTER AND YEAR END 2006 RESULTS
— Anticipates Return to Profitability in Fiscal 2007 due to Restructuring Efforts —
— Declares 13th Consecutive Quarterly Dividend —
ARLINGTON, TX, August 21, 2006 – Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for the fourth quarter and year ended June 30, 2006.
For the fourth quarter of fiscal 2006, net sales increased 9.9% to $47.1 million compared to $42.9 million for the same period last year. The Company reported a net loss of $1.0 million, or ($0.16) per diluted share, compared to a net loss of $2.1 million, or ($0.33) per diluted share, in the prior year’s fourth quarter.
The increase in net sales was a result of continued strength in men’s and women’s belt sales as well as from the sale of inventory from discontinued product categories at lower gross margins. Selling, general and administrative expenses decreased $922,000, or 5.7%, to $15.2 million, compared to $16.1 million for the prior year period, primarily due to the Company’s restructuring efforts.
For the 2006 fiscal year, net sales increased 2.8% to $227.3 million compared to $221.2 million for the same period last year. The Company reported a net loss of $3.5 million, or ($0.52) per diluted share, compared to net income of $4.0 million, or $0.61 per diluted share reported in the 2005 fiscal year.
The fiscal 2006 results include a third quarter restructuring charge of $0.67 per diluted share, net of tax, from the write down of inventory, packaging and staff reduction costs associated with the discontinuation of certain product lines in the women’s division. The Company also recorded a non-cash charge of $0.14 per diluted share in the fiscal 2006 second quarter for impairment of goodwill associated with the women’s mass merchant business. Excluding these two charges, diluted earnings per share for fiscal 2006 would have been $0.29, which was at the top of the Company’s previous diluted earnings per share guidance range of $0.22 to $0.29 issued on April 26, 2006.
J.S.B. Jenkins, President and Chief Executive Officer commented, “Our results for the fourth quarter were on plan and reflect our continued efforts to improve the overall performance of our accessories business. We completed the exit from certain lower margin women’s product categories, made strategic improvements to our management team, reduced our workforce, and maintained tight controls on inventories and spending.”
Mr. Jenkins concluded, “Over the past six months we have taken significant steps to restructure our business and better prepare ourselves for future growth. We believe that our efforts in these areas will prove responsible for generating improvements in margins and operating profitability in the upcoming fiscal year.”
The Company anticipates full year fiscal 2007 sales to be in the range of $177 to $182 million compared to $227.3 million for fiscal 2006. The Company’s exit from certain women’s product categories in fiscal 2006, as well as its ongoing efforts to improve its operating profitability and the quality of distribution, is expected to result in a reduction in sales of approximately $45 million for fiscal 2007 compared to fiscal 2006. Fiscal 2007 earnings per share are anticipated to be in the range of $0.67 to $0.72 per diluted share.
The Company also reported that the Board of Directors approved a quarterly dividend of $0.0275 per common share that will be payable October 20, 2006, to shareholders of record at the close of business on September 30, 2006.
Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ fourth quarter results in a conference call to be held today, Monday, August 21, 2006, at 4:30 p.m. ET. The dial-in number for the call is (913) 981-4911. A live webcast of the conference call will also be broadcast at: www.viavid.net. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Monday, August 28, 2006, and can be accessed by dialing (719) 457-0820, passcode #5459378.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts,

wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables to follow)
TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$47,095	$42,864	$227,323	$221,232
Cost of goods sold	31,360	27,788	158,452	139,999

Gross margin	15,735	15,076	68,871	81,233

Selling, general and administrative expenses	15,221	16,143	65,220	67,975
Goodwill impairment	0	847	938	847
Depreciation and amortization	1,282	1,312	5,118	5,025

Total operating expenses	16,503	18,302	71,276	73,847

Operating income (loss)	(768)	(3,226)	(2,405)	7,386

Interest expense	(466)	(251)	(2,057)	(1,222)

Royalty and other income	48	38	187	246

Income (loss) before provision for income taxes	(1,186)	(3,439)	(4,275)	6,410

Provision (benefit) for income taxes	(142)	(1,318)	(813)	2,423

Net income (loss)	$(1,044)	$(2,121)	$(3,462)	$3,987

Earnings (loss) per common share:	$(0.16)	$(0.33)	$(0.52)	$0.63

Earnings (loss) per common share-assuming dilution:	$(0.16)	$(0.33)	$(0.52)	$0.61

Dividends declared per share	$0.0275	$0.0275	$0.11	$0.11

Common shares outstanding	6,652	6,444	6,603	6,349

Common shares outstanding shares-assuming dilution	6,652	6,444	6,603	6,588

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	June 30,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$4,182	$3,429
Accounts receivable, net	27,322	31,437
Inventories	61,770	67,981
Deferred income taxes	3,792	4,229
Other current assets	6,252	2,359

Total current assets	103,318	109,435

Property, plant and equipment, at cost:
Property and equipment, at cost	37,119	37,742
Accumulated depreciation	(24,689)	(23,896)

Net property, plant and equipment	12,430	13,846

Goodwill, net of accumulated amortization	16,292	17,101
Other intangibles, net of accumulated amortization	5,653	6,403
Supplemental Executive Retirement Plan assets	0	1,702
Other noncurrent assets	1,719	2,275

TOTAL ASSETS	$139,412	$150,762

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,106	$15,908
Accrued expenses	6,682	6,902

Total current liabilities	16,788	22,810

Notes payable	14,000	16,055
Deferred income taxes	1,640	2,086
Supplemental Executive Retirement Plan liability	1,133	2,926
Other noncurrent liabilities	1,012	1,455

Total liabilities	34,573	45,332

Stockholders’ equity:
Common stock	6,717	6,573
Additional paid-in capital	31,989	29,597
Cumulative other comprehensive income	988	77
Shares held by Benefit Restoration Plan Trust	(815)	(981)
Retained earnings	65,960	70,164

Total stockholders’ equity	104,839	105,430

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$139,412	$150,762

TANDY BRANDS ACCESSORIES, INC.
Reconciliation of Adjusted Earnings
(In thousands, except per share amounts)
(Unaudited)

Year Ended
June 30,
2006

Net loss, as reported	$(3,462)
Adjustments, net of tax:
Goodwill impairment	938
Restructuring charge for discontinued product line inventory	4,452

Adjusted earnings	$1,928

Adjusted earnings per common share — assuming dilution	$0.29